Exhibit 5.1

CAESARS ENTERTAINMENT, INC.

3930 HOWARD HUGHES PARKWAY

LAS VEGAS, NEVADA  89109

(702) 699-5000

February 9, 2005

Caesars Entertainment, Inc.

3930 Howard Hughes Parkway

Las Vegas, Nevada  89109

Re:                               Registration Statement on Form S-8 of 20,000,000
Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Caesars Entertainment, Inc. (the “Company”).  At your request, I have examined the Form S-8 Registration Statement (the “Registration Statement”) which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 20,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”) of the Company, issuable pursuant to the Company’s 2004 Long Term Incentive Plan (the “Plan”).

I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares under the Plan.  Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bernard E. DeLury, Jr.

Bernard E. DeLury, Jr.
Executive Vice President, General
Counsel and Secretary